Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS AGREEMENT ("Agreement"), effective as of October [_], 2020 (the "Agreement Date"), between THE ESTÉE LAUDER COMPANIES INC., a Delaware corporation (the "Company"), and ROBERTO CANEVARI, a resident of the United Kingdom (the "Executive" or "you"),

WITNESSETH:

WHEREAS, the Company and its subsidiaries are principally engaged in the business of manufacturing, marketing and selling skin care, makeup, fragrance and hair care products and related services (the "Business"); and

WHEREAS, the Company desires to retain the services of the Executive as the Executive Vice President, Global Supply Chain and the Executive desires to provide services in such capacity to the Company, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") and the Stock Plan Subcommittee of the Compensation Committee have approved the terms of this Agreement on October 5, 2020; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment Term; Effectiveness

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to enter into employment, as Executive Vice President, Global Supply Chain of the Company and/or its successors as of a date beginning no later than nineteen (19) months following the Agreement Date (the "Starting Deadline"), subject to termination pursuant to Section 6 hereof.

Beginning on the Agreement Date, Executive shall use his best efforts to negotiate a reduction in any applicable restrictive covenants imposed by a prior employer that might restrict or limit his ability to commence employment with the Company. Within two weeks following the lapse of any applicable restrictive covenants, Executive shall commence employment with the Company (the first date of actual employment, the "Start Date"). In the event that the Company withdraws the offer of employment hereunder prior to the Starting Deadline, the Executive shall be deemed to have commenced employment with the Company as of such date (with such date to be deemed the "Start Date" for purposes of the Agreement) and the Company shall be deemed to have terminated Executive's employment without Cause five business days thereafter, and, upon execution of a release, Executive shall be eligible for the payments and benefits described under Sections 3(c) (Buy Out/Sign On Bonus), 4(c) (Annual Awards), 6(c) (Termination Without Cause), and 6(m) Relocation, with any non-cash payments and benefits payable in the form of

their cash equivalent value. For the avoidance of doubt, in the event the Company withdraws the offer of employment hereunder prior to the Starting Deadline, the Executive shall not be entitled or eligible to receive any benefits or other terms and conditions of employment other than those expressly provided in Sections 3(c), 4(c), 6(c), and 6(m).

The period from the Start Date through the date of termination of Executive's employment with the Company shall be the "Term of Employment".

2. Duties and Extent of Services.

(a) During the Term of Employment, the Executive shall serve as EVP, Global Supply Chain of the Company and/or its successors, reporting to the President and Chief Executive Officer. In such capacity, the Executive shall render such executive, managerial, administrative and other services as customarily are associated with and incident to such positions, and as the Company may, from time to time, reasonably require of the Executive consistent with such positions.

(b) The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company's subsidiaries or affiliates as may from time to time be agreed by the Executive or assigned by the Board of Directors, provided that each such position shall be commensurate with the Executive's standing in the business community as Executive Vice President, Global Supply Chain. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board of Directors of the Company or the appropriate committee thereof shall specifically approve such additional compensation.

(c) The Executive shall be a full-time "at will" employee of the Company and shall exclusively devote all their business time and efforts faithfully and competently to the Company and shall diligently perform to the best of their ability all of the duties required of them as Executive Vice President, Global Supply Chain and in the other positions or offices of the Company or its subsidiaries or affiliates assigned to their hereunder. Notwithstanding the foregoing provisions of this section, the Executive may serve as a non-management director of such business corporations (or in a like capacity in other for-profit or not-for-profit organizations) as the President and Chief Executive Officer of the Company may approve, such approval not to be unreasonably withheld.

(d) The Executive shall comply with the Company's stock ownership guidelines applicable to the Executive as they may be implemented and/or amended by the Board of Directors or the Compensation Committee of the Board of Directors.

3. Cash Compensation

(a) Base Salary. As compensation for all services to be rendered pursuant

to this Agreement and as payment for the rights and interests granted by Executive hereunder, the Company shall pay or cause any of its subsidiaries to pay the Executive a base salary (the "Base Salary") during the Term of Employment subject to the provisions of Section 3(d). Your annual Base Salary shall be $1,050,000 for the period from Start Date through the last day of the fiscal year in which the Start Date occurs (such fiscal year, the "First Fiscal Year"), at which time the Base Salary will be reviewed. Subject to Section 6(j) of this Agreement, all amounts of Base Salary provided for hereunder shall be periodically reviewed and, where appropriate in conjunction with the Company's compensation policies, adjusted and payable in accordance with the regular payroll policies of the Company in effect from time to time. Notwithstanding the foregoing, Base Salary may not be reduced during the Term of Employment, except as a result of a proportionate, across-the-board reduction of base salaries payable to similarly situated executives at the Company. Executive's Base Salary shall be paid in equal installments according to the Company's normal payroll schedule and practices.

(b) Incentive Bonus Compensation. The Executive shall be eligible to participate in the Company's Executive Annual Incentive Plan or any subsequent Bonus Plan for executives that is approved by the stockholders of the Company (the "Bonus Plan"), with aggregate target bonus opportunities to be reviewed by the Compensation Committee from time to time. Your aggregate target bonus opportunity for the First Fiscal Year shall be equal to $1,200,000. Any target bonus opportunities granted to the Executive shall be reviewed for adjustment, as appropriate, but not set lower than $1,200,000 in accordance with regular policies of the Company in effect from time to time, subject to the terms and conditions of the Bonus Plan, which are incorporated herein by reference; provided, however, that the bonus payout with respect to any fiscal year shall be paid to the Executive on or about the 15th day of the third month following the end of such fiscal year. For the First Fiscal Year, your EAIP payout will be based on the better of the Target, or Actual Bonus Calculation with Corporate Multiplier, and will not be pro-rated.

(c) Buy Out/Sign On Bonus. The Company shall pay to the Executive a "Buy Out/Sign On" bonuses to be awarded in cash and paid in installments of $1,700,000 within ninety (90) days of your start date and of $500,000 to be paid twelve (12) months after your Start Date. In addition, you will be awarded equity grants totaling $2,000,000, provided that, at no time shall this grant exceed or be in respect of more than the equivalent of 66,667 full-value shares of Class A Common Stock (not taking into account any stock splits or similar capitalization events). This is in addition to the limits provided in Section 4(c) below. In the event of voluntary resignation by the Executive within the first three years of employment except in connection with a material breach under Section 6(f) or for Good Reason after a Change of Control under Section 6(g)(ii), the Executive will be required to repay a ratable amount of the cash portion of the Buy Out/Sign On cash bonus, less any deductions already made. The equity portion of the Buy Out/Sign On Bonus will be granted as follows, subject to approval by the Stock Plan Subcommittee of the Compensation Committee:

(i) First Grant of $1,000,000 to be granted on within three business days after the Start Date, one hundred (100) percent in restricted stock units pursuant to Section 4(b) below.

(ii) Second Grant of $1,000,000 to be granted in September 2022, one hundred (100) percent in restricted stock units pursuant to Section 4(b) below.

(iii) For each grant the number of restricted stock units will be determined on the date of grant. Provided the Executive remains with the Company through the respective vesting dates, the award will vest in thirds beginning approximately twelve (12) months after date of grant and annually thereafter.

(d) Deferral.

(i) Deferral Elections—In General. During the Term of Employment the Executive may elect to defer payment of all or any part of any salary payable under Section 3(a) or any incentive bonus compensation payable under Section 3(b) by making an election, in a manner prescribed by the Company, on or before December 31 of the calendar year before the fiscal year begins (or such earlier date as may be necessary to comply with the applicable tax laws and regulations).

(ii) Deferral Elections—Performance-Based Compensation. For any incentive bonus compensation that qualifies as performance-based compensation under Treas. Reg. Section 1.409A-1(e) and is based upon a performance period of at least twelve (12) months, the Executive may make a deferral election at any time before the date that is six (6) months before the applicable performance period ends, but only if (i) the incentive bonus compensation is not readily ascertainable when the election is made and (ii) the service provider has performed services continuously from the later of the beginning of the performance period or the date the performance criteria are established.

(iii) Credit on Amounts Deferred. Any amounts deferred by Executive will be credited to a bookkeeping account in the name of the Executive as of the date scheduled for payment (the "Deferred Compensation Account"). The Deferred Compensation Account will be credited with interest as of each June 30 during the term of deferral, compounded annually, at an annual rate equal to the annual rate of interest announced by Citibank N.A. in New York, New York as its base rate in effect on such June 30, but limited to a maximum annual rate of 9%.

(iv) Payment of Amounts Deferred and Vested. Subject to Section 6(j), amounts credited to the Executive's Deferred Compensation Account will be paid to the Executive (or the Executive's designated beneficiary if the Executive dies before payment), subject to applicable withholding taxes on, or as soon as practicable after, the date the Executive separates from service with the Company (as defined in Treas. Reg. section 1.409A-1(h)) but in no event later than the end of the calendar year in which Executive separates from service or, if later, the 15th day of the third month following the date the Executive separates from service. The Company, in its sole discretion, may provide an investment facility for all or a portion of such deferred amounts, but is not required to do so.

4. Equity-Based Compensation

(a) General. During the Term of Employment the Executive shall be eligible to participate in the Amended and Restated Fiscal 2002 Share Incentive Plan or such other share incentive plan that is approved by the stockholders of the Company (the "Share Incentive Plan"). Any awards or opportunities granted to the Executive shall be subject to the terms and conditions of the Share Incentive Plan, which are incorporated herein by reference. The terms of such equity-based compensation awards shall be set forth in separate grant letters approved by the Stock Plan Subcommittee of the Compensation Committee.

(b) Sign-On Equity Awards. A recommendation will be made to the Stock Plan Subcommittee of the Compensation Committee, to grant to the Executive as discussed in Section 3(c) above, two awards of restricted stock units, with the number of units to be determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant.

(c) Annual Awards. For the First Fiscal Year, the annual equity-based compensation award target opportunity under the Share Incentive Plan shall be of a value at the time of grant of no less than $1,700,000. The First Fiscal Year equity award will be granted on or about the Start Date. Future annual grants will be made based on the assessment of your performance (subject to the appropriate grant date approvals). Thereafter, the equitybased compensation target opportunity shall be reviewed by the Compensation Committee for adjustment, as appropriate, in accordance with regular policies of the Company in effect from time to time, subject to the terms and conditions of the Share Incentive Plan. The number of underlying shares granted will be determined in accordance with procedures generally utilized by the Company for its financial reporting at the time of grant; provided, however, at no time shall the aggregate grants during a fiscal year exceed or be in respect of more than the equivalent of 56,667 full-value shares of Class A Common Stock (not taking into account any stock splits or similar capitalization events). For purposes of this calculation, shares underlying performance share units and other performance-based awards shall be at target performance, which means that above-target performance payouts on performance share units or any other form of performance-based awards shall not be subject to this limitation. The First Fiscal Year equity award will be comprised of 50% stock options and 50% RSUs.

(d) Certain Conditions. Executive acknowledges and agrees that any grant of equity-based compensation shall be effective as provided only to the extent permitted by the Share Incentive Plan, and this Agreement shall not obligate the Company to adopt any

successor plan providing for the grant of equity-based compensation. If authority over the Company's equity compensation programs is changed from the Stock Plan Subcommittee to the Compensation Committee (or other committee), then after such change, references herein to the Stock Plan Subcommittee shall be to the appropriate committee.

5. Benefits.

(a) Standard Benefits. During the Term of Employment, the Executive shall be entitled to participate in all pension and retirement savings, fringe benefit and welfare plans, including group term life insurance, medical, health and accident, disability, and vacation plans and programs maintained by the Company from time to time for employees. During the Term of Employment, the Executive shall also be entitled to participate in additional benefits and programs as described in Sections 5 (b) through (g) for senior executives at a level commensurate with their position. The Executive acknowledges that participation in such programs may result in the receipt of additional taxable income.

(b) Perquisite Reimbursement; Financial Counseling. During the Term of Employment, the Company shall reimburse the Executive for the actual expenses incurred in connection with their professional standing, in accordance with the guidelines set out in the Company's Senior Executive Compensation Program Perquisite Plan and upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive. Such reimbursement shall generally occur within seventy-five (75) days after the end of the calendar year of presentment, provided that such presentment occurs within ninety (90) days after the date the related expenses were incurred. Notwithstanding the above, to the extent that the expenses were incurred in one calendar year and presentment occurs in the following calendar year, such reimbursement shall occur by the end of the calendar year in which the presentment occurs. In no event shall the gross amount of such reimbursements be greater than $15,000 in respect of any calendar year, nor shall amounts that are not reimbursed in one calendar year up to the $15,000 per year limitation be able to be used in another calendar year or otherwise be made available to the Executive. Additionally, the Company will pay directly to the service provider following presentment of invoice(s) reasonably acceptable to the Company up to $5,000 per year for reasonable financial counseling services for the Executive, and in no event shall amounts up to the $5,000 per year limitation that are not paid in one calendar year be able to be used in another calendar year or otherwise be made available to the Executive. The Executive acknowledges that participation in such programs will result in the receipt of additional taxable income.

(c) Executive Auto. During the Term of Employment, the Executive will participate in the Executive Automobile Program of the Company, and may elect to be provided an automobile having an acquisition value of up to $50,000, with up to an additional $10,000 in value as paid by the Executive. Alternatively, the Executive may receive an automobile allowance in the gross monthly amount of $1,100. The Executive acknowledges that participation in this program will result in the receipt of additional taxable income.

(d) Expenses. During the Term of Employment, the Company agrees to reimburse the Executive for all reasonable and necessary travel (inclusive of first class air travel), business entertainment and other business out-of-pocket expenses incurred or expended in connection with the performance of the Executive's duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive. The timing of payment of such reimbursements and presentation by the Executive of expenses incurred shall be in accordance with the rules described in Section 5(b).

(e) Spousal/Companion Travel. During the Term of Employment, the Executive may upon prior approval of the President and CEO or his respective designee(s), arrange for spouse/companion or domestic partner to accompany the Executive on up to two (2) business related travel itineraries per fiscal year, on a reasonable basis, at Company expense. Any reimbursement for such travel shall require presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive, and shall be payable within seventy-five (75) days after the end of the calendar year of presentment. The Executive acknowledges that participation in this program will result in the receipt of additional taxable income.

(f) Executive Term Life Insurance. During the Term of Employment, the Company shall pay premiums on a term life insurance policy or successor life insurance policy with a face amount of $5,000,000. Such obligation to pay premiums is subject to standard underwriting conditions. The Executive acknowledges that this coverage will result in the receipt of additional taxable income.

(g) Modification of Benefits. Notwithstanding anything to the contrary contained herein, the Company reserves the right with respect to any benefit set forth in this Section 5 or in Section 3(d) above to modify such benefit or not to provide such benefit. Changes in any benefit provided solely to Executive Officers of the Company shall be subject to approval of the Compensation Committee.

(h) Relocation Support. The Company will provide assistance with the Executive's relocation from the United Kingdom to the New York Metro Area and will cover any applicable taxes thereon. For the avoidance of doubt, if the Executive's employment terminates for reasons other than by voluntary Termination by Executive as defined in paragraph 6(e) or Cause as defined in paragraph 6(d), the Executive (or their estate in the event of their Death) shall not be required to return any of the previously provided Relocation Support.

6. Termination.

(a) Permanent Disability. In the event of the "permanent disability" (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as shall be specified in such notice). In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to receive (i) any accrued but unpaid salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of their termination of employment, in accordance with Section 3(a) and other applicable payment provisions herein; (ii) bonus compensation earned but not paid under Section 3(b) hereof that relates to any fiscal year ended prior to the date of their termination of employment, in accordance with Section 3(b) hereof; (iii) a pro-rata portion of the annual bonus payout that the Executive would have been entitled to receive had the Executive remained in employment through the end of the fiscal year during which termination due to permanent disability occurred, based on the portion of the fiscal year that has elapsed prior to such termination, and paid in accordance with Section 3(b) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the Executive's date of termination); (iv) reimbursement for financial counseling services under Section 5(b) hereof for a period of one (1) year from the date of termination, paid in accordance with Section 5(b) hereof (provided, that no such payment shall be made prior to the sixtieth (60th) day following the Executive's date of termination); and (v) their Base Salary at a rate equal to the highest rate during the past twelve (12) months for a period of one (1) year from the date of termination as a result of permanent disability, paid in accordance with Section 3(a) hereof (the "Disability Continuation Period"), and Section 6(j)(i) hereof (provided, that such payments shall not commence prior to the sixtieth (60th) day following the Executive's date of termination); further provided, however, that the Company shall only be required to pay that amount of the Executive's Base Salary which shall not be covered by short-term disability payments or benefits or long-term disability payments or benefits, if any, to the Executive under any Company plan or arrangement. In addition, upon termination for permanent disability, the Executive shall continue to participate, to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in any and all healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements of the Company during the Disability Continuation Period (disregarding any required delay in payments under Section 6(j)). Thereafter, the Executive's rights to participate in such programs and plans, or to receive similar coverage, if any, shall be as determined under such programs. Because continued participation in any qualified pension and qualified retirement savings plans of the Company is not permitted during the Disability Continuation Period, the Company shall provide to the Executive, subject to Section 6(j), a lump sum cash payment, within 60 days of the end of the Disability Continuation Period, equal to the sum of (x) the maximum qualified defined contribution retirement savings plan match for pre-tax and after-tax contributions allowable by the plan and by applicable laws and regulations for each year during the Disability Continuation Period (or other period as expressly provided herein), and (v) the excess of the benefit that would have been received by the Executive had they been credited with additional years of age and service equal to the Disability Continuation Period (or other period as expressly provided herein) over the actual benefit to which the Executive is entitled, in each case, under any and all qualified and non-qualified defined benefit pension plans and qualified defined contribution retirement savings plans in which the Executive participates as of the date of termination of employment, calculated as of and based upon the Executive's date of termination (such sum the "Pension Replacement Payment"). Notwithstanding the above, any amounts payable under this Section 6(a) that are separation pay as described under Treas. Reg. §1.409A-1(b)(9)(iii)(A)

shall be paid no later than December 31 of the second calendar year following the year in which the Executive's termination for permanent disability occurs; any amounts payable under this Section 6(a) that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 6(j) of this Agreement. Except as otherwise provided in this Section 6(a), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise. For purposes of this Section 6(a), "permanent disability" means any disability as defined under the Company's applicable disability insurance policy or, if no such policy is available, any physical or mental disability or incapacity that renders the Executive incapable of performing the services required of the Executive in accordance with their obligations under Section 2 hereof for a period of six (6) consecutive months or for shorter periods aggregating six (6) months during any twelve-month period.

(b) Death. In the event of the death of the Executive during the Term of Employment, Executive's employment and this Agreement shall automatically terminate. In the event of such termination the Company shall have no further obligations hereunder, except to pay or provide to the Executive's beneficiary or legal representative (i) any accrued but unpaid salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of their death, paid in accordance with Section 3(a) and other applicable payment provisions herein; (ii) bonus compensation earned but not paid under Section 3(b) hereof that relates to any fiscal year ended prior to the date of death, paid in accordance with Section 3(b) hereof; (iii) a pro-rata portion of the annual bonus payout the Executive would have been entitled to receive had they remained in the employ of the Company through the end of the fiscal year during which termination due to their death occurred, based on the portion of the fiscal year that has elapsed prior to such termination, and paid in accordance with Section 3(b) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the Executive's date of termination); (iv) reimbursement for financial counseling services under Section 5(b) hereof for a period of one (1) year from the date of termination, paid in accordance with Section 5(b) hereof (provided, that no such payment shall be made prior to the sixtieth (60th) day following the Executive's date of termination); and (v) for a period of one (1) year from the date of death, the Executive's Base Salary as established under Section 3(a) hereof as of the date of death, paid in accordance with Section 3(a) hereof (provided, that such payments shall not commence prior to the sixtieth (60th) day following the Executive's date of termination); further provided, however, that, except as otherwise provided in this Section 6(b), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.

(c) Termination Without Cause. The Company shall have the right, upon ninety (90) days' prior written notice given to the Executive, to terminate the Executive's employment for any reason whatsoever (except for Cause (as defined below) which is covered by Section 6(d)). In the event of such termination, the Company shall have no further obligations hereunder, except that the Executive shall be entitled to (i) receive any accrued but unpaid

salary and other amounts to which the Executive otherwise is entitled hereunder prior to the date of termination without Cause, paid in accordance with Section 3(a) and other applicable payment provisions herein; (ii) receive bonus compensation earned but not paid under Section 3(b) hereof that relates to any fiscal year ended prior to the date of termination without Cause, paid in accordance with Section 3(b) hereof; (iii) receive a pro-rata portion of the annual bonus payout that the Executive would have been entitled to receive had they remained in employment through the end of the fiscal year during which the termination without Cause occurred, based on the portion of the fiscal year that has elapsed prior to such termination, and paid in accordance with Section 3(b) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the Executive's date of termination); (iv) receive as damages (A) for a period ending on a date two (2) years from the date of termination without Cause, in accordance with the regular payroll policies of the Company in effect from time to time, their Base Salary as established under and paid in accordance with Section 3(a) hereof and (B) bonus compensation equal to fifty percent (50%) of the average of the actual annual bonuses (or target bonus, if the Executive has not yet received an actual bonus) paid or payable to the Executive under the Bonus Plan during the past two (2) completed fiscal years paid in accordance with Section 3(b) and Section 6(j)(i) hereof (provided, that such payment shall not be made prior to the sixtieth (60th) day following the Executive's date of termination); (i) receive reimbursement for financial counseling services under Section 5(b) hereof for a period of two (2) years from the date of termination, paid in accordance with Section 5(b) hereof (provided, that no such payment shall be made prior to the sixtieth (60th) day following the Executive's date of termination); and (vi) participate for a period ending on a date two (2) years from the date of termination without Cause (the "Without Cause Continuation Period"), to the extent permitted by applicable law and regulations and the applicable benefit plan, program or arrangement, in any and all qualified and non-qualified pension and qualified retirement savings, healthcare, life insurance and accidental death and dismemberment insurance benefit plans, programs or arrangements, on terms identical to those applicable to full-term senior officers of the Company. Because continued participation in any qualified pension and qualified retirement savings plans of the Company is not permitted during the Without Cause Continuation Period, the Company shall provide to the Executive, subject to Section 6(j), a lump sum cash payment, to be paid within 60 days after the end of the Without Cause Continuation Period, equal to the Pension Replacement Payment (as defined in Section 6(a)) with respect to the Without Cause Continuation Period (provided, that such payments shall not commence prior to the sixtieth (60th) day following the Executive's date of termination). Notwithstanding the above, any amounts payable under this Section 6(c) that are separation pay as described under Treas. Reg. §1.409A-1(b)(9)(iii)(A) shall be paid no later than December 31 of the second calendar year following the year in which the Executive's termination pursuant to this section 6(c) occurs; any amounts payable under this Section 6(c) that are not otherwise exempt from Code section 409A are subject to, and payable in accordance with, Section 6(j) of this Agreement. Except as otherwise provided in this Section 6(c), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise. In the event of termination pursuant to this Section 6(c), the Executive shall not be required to mitigate damages hereunder.

(d) Cause. The Company shall have the right, upon notice to the Executive, to immediately terminate the Executive's employment under this Agreement for "Cause" (as defined below), effective upon the Executive's receipt of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive accrued but unpaid salary, paid in accordance with Section 3(a) hereof, and provide the Executive with any benefit under the employee benefit programs and

plans of the Company as determined under such programs and plans upon and as of such a termination for Cause. Except as otherwise provided in this Section 6(d), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.

For purposes of this Agreement, "Cause" means:

(i) a material breach of, or the willful failure or refusal by the Executive to perform and discharge duties or obligations they have agreed to perform or assume under this Agreement (other than by reason of disability or death) that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the Executive by the Company, such notice to state with specificity the nature of the breach, failure or refusal;

(ii) willful misconduct by the Executive, unrelated to the Company or any of its subsidiaries or affiliates, that could reasonably be anticipated to have a material adverse effect on the Company or any of its subsidiaries or affiliates (the determination of Cause to be made by the Company's President and Chief Executive Officer in his/her reasonable judgment);

(iii) the Executive's gross negligence, whether related or unrelated to the business of the Company or any of its subsidiaries or affiliates which could reasonably be anticipated to have a material adverse effect on the Company or any of its subsidiaries or affiliates that, if capable of correction, is not corrected within ten (10) business days following notice thereof to the Executive by the Company, such notice to state with specificity the nature of the conduct complained of (the determination of Cause to be made by the Company's President and Chief Executive Officer in his/her reasonable judgment);

(iv) the Executive's failure to follow a material lawful directive of the President & Chief Executive Officer of the Company that is within the scope of the Executive's duties for a period of ten (10) business days after notice from the President and Chief Executive Officer of the Company specifying the performance required;

(v) any violation by the Executive of a policy contained in the Code of Conduct of the Company (the determination of Cause to be made by the Company's President and Chief Executive Officer in his/her reasonable judgment);

(vi) drug or alcohol abuse by the Executive that materially affects the Executive's performance of their duties under this Agreement; or

(vii) conviction of, or the entry of a plea of guilty or nolo contendere by the Executive for, any felony.

(e) Termination by Executive. The Executive shall have the right, exercisable at any time during the Term of Employment, to terminate their employment for any reason whatsoever, upon ninety (90) days' prior written notice to the Company. Upon such termination, the Company shall have no further obligations hereunder other than to (i) pay the Executive their accrued but unpaid salary, paid in accordance with Section 3(a) hereof; (ii) provide bonus compensation, if any, earned but not paid under Section 3(b) hereof that relates to any fiscal year ended prior to the date of such a termination by the Executive, in accordance with Section 3(b) hereof; and (iii) provide the Executive with any benefit under the employee benefit programs and plans of the Company as determined under such programs and plans upon and as of such a termination by the Executive. Except as otherwise provided in this Section 6(e), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise. Please refer to the relocation policy for any repayment obligations in the event of Termination by Executive.

(f) Termination by Executive for Material Breach. The Executive shall have the right, exercisable by notice to the Company, to terminate their employment effective ninety (90) days after the giving of such notice, if, at any time during the Term of Employment, the Company shall be in material breach of its obligations hereunder; provided, however, that such notice must be provided to the Company within thirty (30) days of the date on which the Executive obtains knowledge or reasonably should obtain knowledge of such material breach; and provided further, that such termination will not become effective if within thirty (30) days after receiving the notice the Company shall have cured all such material breaches of its obligations hereunder. For purposes of this Section 6(f), a material breach shall only be, (i) a material reduction in the Executive's authority, functions, duties, responsibilities or title provided in Section 2 hereof, (ii) a material reduction in the Executive's total aggregate target compensation effective on the Start Date, as set pursuant to Sections 3 (a) and (b) and Section 4(b) hereof, but in no event if the reduction is occasioned as result of similar, commensurate reductions to executive officers and/or employees generally, (iii) the Company's failure to pay any award that the Executive is entitled to receive pursuant to the terms of this Agreement, (iv) the Company's relocation of Executive's principal office to a location outside of Manhattan, New York, or (v) the Company's breach of a material term of this Agreement. Such termination shall be deemed to be a termination without Cause and shall be controlled by the provisions of Section 6(c) hereof. Except as otherwise provided in this Section 6(f), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.

(g) Change of Control.

(i) Definitions. For purposes of this Agreement,

(A) a "Change of Control" shall be deemed to have occurred upon any of the following events:

(1) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14(A) promulgated

under the Securities Exchange Act of 1934, as amended; or

(2) during any period of two (2) consecutive years, the individuals who at the beginning of such period constitute the Company's Board of Directors or any individuals who would be "Continuing Directors" (as defined below) cease for any reason to constitute a majority thereof; or

(3) the Company's Class A Common Stock shall cease to be publicly traded; or

(4) the Company's Board of Directors shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(5) the Company's Board of Directors shall approve any merger, exchange, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in Section 6(g)(i)(A)(2) or (3) above, and such transaction shall have been consummated.

Notwithstanding the foregoing, (X) changes in the relative beneficial ownership among members of the Lauder family and family-controlled entities shall not, by itself, constitute a Change of Control of the Company, (Y) any spin-off of a division or subsidiary of the Company to its stockholders shall not constitute a Change of Control of the Company.

(B) "Continuing Directors" shall mean (1) the directors in office on the date hereof and (2) any successor to such directors and any additional director who after the date hereof was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

(C) "Good Reason" means the occurrence of any of the following, without the express written consent of the

Executive, within two (2) years after the occurrence of a Change in Control:

(1) (a) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities as contemplated by Section 2 hereof, including not reporting directly to the Company's Chief Executive Officer, or (b) other material adverse change in such position, including title, authority or responsibilities;

(2) any failure by the Company to comply with any provisions of Sections 3, 4 or 5 hereof or a material reduction of the overall amounts set by the Compensation Committee or the Stock Plan Subcommittee and in effect within twelve (12) months prior to the Change in Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

(3) the Company's requiring the Executive to be based at any office or location more than fifty (50) miles from that location at which they performed their services specified under the provisions of Section 2 immediately prior to the Change in Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

(4) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 14, unless such assumption occurs by operation of law.

(ii) Termination for Good Reason. Within two (2) years after the occurrence of a Change of Control, the Executive may terminate employment for Good Reason. Such termination shall be deemed to be a termination without Cause and shall be controlled by the provisions of Section 6(c) hereof. Except as otherwise provided in this Section 6(g)(ii), the Company will have no further obligations under Sections 3, 4 and 5 hereof or otherwise.

(h) Certain Limitations.

(i) For purposes of this Section 6(h), (A) a "Payment" means any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (B) "Net After-Tax Receipt" shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under

applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive shall certify, in the Executive's sole discretion, as likely to apply to the Executive in the relevant tax year(s); (C) "Present Value" shall mean such value determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of Code; (D) "Reduced Amount" shall mean the amount that (1) has a Present Value that is less than the Present Value of all Payments (without application of this Section 6(h)) and (2) results in aggregate Net After-Tax Receipts for all such Payments (after application of this Section 6(h)) that are greater than the Net After-Tax Receipts for all such Payments would have been made if this Section 6(h) were not applied; and (E) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(ii) Anything in the Agreement to the contrary notwithstanding, in the event that a nationally recognized certified public accounting firm (other than the firm serving as the Company's independent auditor) as may be designated by the Executive (the "Accountants") determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, the Accountants shall determine whether some amount of Payments meets the definition of "Reduced Amount." If the Accountants determine that there is a Reduced Amount, then the aggregate Payments shall be reduced to such Reduced Amount.

(iii) If the Accountants determine that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in their sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of their election within ten (10) days of receipt of notice; provided, that the Executive shall not be permitted to elect to reduce any Payment that constitutes "nonqualified deferred compensation" for purposes of Section 409A of the Code. If no such election is made by the Executive within such ten-day period, the Company shall reduce the Payments in the following order: (1) by reducing amounts payable pursuant to Section 6(c)(iv) of the Agreement, then (2) by reducing amounts payable pursuant to Section 6(c)(vi) of the Agreement, then (3) by reducing amounts payable pursuant to Section 6(c)(v) of the Agreement, then (4) by reducing the amount payable pursuant to Section 6(c)(iii) of the Agreement, and then (5) by reducing amounts payable to the Executive pursuant to the Company's Amended and Restated Fiscal 2002 Share Incentive Plan, and any award agreement thereunder by and between the Executive and the Company. All determinations made by the Accountants under this Section shall be binding upon the Company and the Executive and shall be made within sixty (60) days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Payments as

are then due to the Executive and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive.

(iv) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accountants believe has a high probability of success determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would (A) violate Section 402 of the Sarbanes-Oxley Act of 2002, or (B) not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(v) All fees and expenses of the Accountants in implementing the provisions of this Section 6(h) shall be borne by the Company.

(vi) Subject to the foregoing provisions of this Subsection 6(h), in the event that any Payments are to be reduced pursuant to this Section 6(h), such Payments shall be reduced such that the reduction of compensation to be provided to the Executive as a result of this Section 6(h) is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code.

(i) Effect of Termination. In addition to the foregoing, in the event that this Agreement shall be terminated pursuant to the provisions of subparagraphs 6(a) , 6(b) and 6(c) above, and the Executive is not considered to be retirement eligible under the terms and conditions of the Company's qualified defined benefit pension plan, if any, notwithstanding anything to the contrary contained in the Company's Share Incentive Plan or other similar equity plan, in respect of termination pursuant to subparagraph 6(a), all stock options awarded but not yet exercisable as of the date of determination of the Executive's Permanent Disability will become immediately exercisable. Restricted stock units and performance share units will continue to vest through their respective vesting periods. In respect of termination pursuant to subparagraph 6(b), each stock option awarded but not yet exercisable as of the date of the Executive's death will become immediately exercisable. Restricted stock units and performance

share units will vest at the date of death. In respect of termination pursuant to subparagraph 6(c), 6(f) or 6(g)(ii), (i) all stock options granted to the Executive during the Term of Employment shall become immediately exercisable and shall be exercisable until the earlier to occur of (A) the end of the stock option term as set forth in the applicable option agreement(s), or (B) the first anniversary of the date that Base Salary continuation payments end, after which all such option awards shall expire and be of no further force or effect and (ii) all restricted stock units and performance share units granted to the Executive shall continue to vest through the last date that Base Salary continuation payments, if any, are made hereunder. Exercise, vesting and payment terms will be governed in accordance with the terms and conditions of the Share Incentive Plan and respective equity award agreements issued thereunder. The vesting and exercisability provided for in the previous sentence shall be subject to all provisions relating to postemployment exercises set forth in the applicable Share Incentive Plan and option agreement(s). Subject to the preceding sentences, upon the termination of the Executive's employment hereunder for any reason, the Company shall have no further obligations hereunder, except as otherwise provided herein. The Executive, however, shall continue to have the obligations provided for in Sections 7 and 8 hereof. Furthermore, upon any such termination, the Executive shall be deemed to have resigned immediately from all offices and directorships held by him in the Company or any of its subsidiaries.

(j) Section 409A of the Code. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, "Section 409A"). The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of an excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision. If as a condition to receive severance payments and benefits Executive is required to deliver an effective release of claims in favor of the Company during a limited period following termination of employment, and such period spans two calendar years, then any such payments and benefits will accrue from the date of termination but commence in the second calendar year. The Company shall from time to time compile a list of "specified employees" as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i). Notwithstanding any other provision herein, if the Executive is a specified employee on the date of termination, no payment of compensation under this Agreement shall be made to the Executive during the period lasting six (6) months from the date of termination unless the Company determines that there is no reasonable basis for believing that making such payment would cause the Executive to suffer any adverse tax consequences pursuant to Section 409A of the Code. For this purpose each installment payment shall be considered a separate payment under Section 409A. If any payment to the Executive is delayed pursuant to the foregoing sentence, such payment instead shall be made on the first business day following the expiration of the six-month period referred to in the prior sentence, unless specified

otherwise in Section 6(j)(i) hereof. Although the Company shall consult with Executive in good faith regarding implementation of this Section 6(j), neither the Company nor its employees or representatives shall have liability to the Executive with respect to any additional taxes that the Executive may be subject to in the event that any amounts under this Agreement are determined to violate Code section 409A.

(i) Notwithstanding the above, if Executive is a specified employee on the date of termination amounts described as being subject to payment in accordance with the provisions of this Section 6(j)(i) that are not otherwise exempt from Section 409A under the short term deferral or separation pay exceptions to Section 409A shall be subject to a delay in payment for a six-month period following the date of termination and shall be paid as follows: For any Base Salary under Section 6(a)(v) or Section 6(c)(iv)(A) to be continued beyond the date of termination and for any Pension Replacement Payment, all payments that would have been made during the six-month period immediately following the date of termination shall be made in a single cash payment on the first business day following the expiration of such six-month period, and as of the first business day following the expiration of such six-month period all such payments shall resume in accordance with the regular payroll practices of the Company until the end of the specified period; any bonus payments under Section 6(c)(iv)(B) that is delayed shall be paid in a single lump sum payment on the first business day following the expiration of such six-month period.

(k) Release of Claims. As a condition precedent to the receipt of payments (other than accrued but unpaid amounts) and benefits pursuant to this Section, the Executive, or, in the case of their death or Disability that prevents the Executive from performing their obligation under this Section 6(k), their personal representative, and their beneficiary, if applicable, will execute an effective general release of claims (in a form reasonably satisfactory to the Company) against the Company and its subsidiaries and affiliates and their respective directors, officers, employees, attorneys and agents; provided, however, that such effective release will not affect any right that the Executive, or in the event of their death, their personal representative or beneficiary, otherwise has to any payment or benefit provided for in this Agreement or to any vested benefits the Executive may have in any employee benefit plan of Company or any of its subsidiaries or affiliates, or any right the Executive has under any other agreement between the Executive and the Company or any of its subsidiaries or affiliates that expressly states that the right survives the termination of the Executive's employment.

(l) Modification of Severance Payments and Benefits. Notwithstanding anything to the contrary contained herein except as provided in Section 6(h) and this Section 6(l), the Company reserves the right with respect to any severance payments or benefits set forth in this Section 6 to modify such payments or benefits or not to provide such payments or benefits. Changes in any severance payment or benefit provided to the Executive may only be made by the Compensation Committee (or the Stock Plan Subcommittee, if there is one, and the change relates to matters subject to the authority of such Subcommittee). Unless agreed to by the Executive or as provided in Section 6(h) herein, no change to any severance payments or benefits set forth in this Section 6 will be effective until two years (or such longer period of

time applicable to any other executive officer of the Company) after such change is approved by the Compensation Committee (or Stock Plan Subcommittee). No changes may be made in severance payments or benefits set forth in this Section 6 either (i) at such time the Company is contemplating one or more transactions that will result in a Change of Control or (ii) after a Change of Control.

(m) Relocation. In the event of termination of the Executive's employment hereunder for any reasons other than for "Cause" pursuant to Section 6(d) hereof, the Company shall reimburse the Executive for the actual cost of relocating the Executive and his family from the New York Metro Area to the United Kingdom, will cover any applicable taxes thereon. Such reimbursement shall be subject to the Executive actually undertaking relocation within one (1) year from the termination of their employment and will be capped at the amount reimbursed with respect to relocation from Europe to the New York Metro area.

7. Confidentiality; Ownership.

(a) The Executive agrees that they shall forever keep secret and retain in strictest confidence and not divulge, disclose, discuss, copy or otherwise use or suffer to be used in any manner, except in connection with the Business of the Company, its subsidiaries or affiliates and any other business or proposed business of the Company or any of its subsidiaries or affiliates, any "Protected Information" in any "Unauthorized" manner or for any "Unauthorized" purpose (as such terms are hereinafter defined).

(i) "Protected Information" means trade secrets, confidential or proprietary information and all other knowledge, know-how, information, documents or materials owned, developed or possessed by the Company or any of its subsidiaries or affiliates, whether in tangible or intangible form, pertaining to the Business or any other business or proposed business of the Company or any of its subsidiaries or affiliates, including, but not limited to, research and development, operations, systems, data bases, computer programs and software, designs, models, operating procedures, knowledge of the organization, products (including prices, costs, sales or content), processes, formulas, techniques, machinery, contracts, financial information or measures, business methods, business plans, details of consultant contracts, new personnel hiring plans, business acquisition plans, customer lists, business relationships and other information owned, developed or possessed by the Company or its subsidiaries or affiliates; provided that Protected Information shall not include information that becomes generally known to the public or the trade without violation of this Section 7.

(ii) "Unauthorized" means: (A) in contravention of the policies or procedures of the Company or any of its subsidiaries or affiliates;

(B) otherwise inconsistent with the measures taken by the Company or any of its subsidiaries or affiliates to protect their interests in any Protected Information; (C) in contravention of any lawful instruction or directive, either written or oral, of an employee of the Company or any of its subsidiaries or affiliates empowered to issue such instruction or directive; or (D) in contravention of any duty existing under law or contract.

Notwithstanding anything to the contrary contained in this Section 7, the Executive may disclose any Protected Information to the extent required by court order or decree or by the rules and regulations of a governmental agency or as otherwise required by law or to their legal counsel and, in connection with a determination under Section 6(h), to accounting experts; provided that the Executive shall provide the Company with prompt notice of such required disclosure in advance thereof so that the Company may seek an appropriate protective order in respect of such required disclosure.

(b) The Executive acknowledges that all developments, including, without limitation, inventions (patentable or otherwise), discoveries, formulas, improvements, patents, trade secrets, designs, reports, computer software, flow charts and diagrams, procedures, data, documentation, ideas and writings and applications thereof relating to the Business or any business or planned business of the Company or any of its subsidiaries or affiliates that, alone or jointly with others, the Executive may conceive, create, make, develop, reduce to practice or acquire during the Executive's employment with the Company or any of its subsidiaries or affiliates (collectively, the "Developments") are works made for hire and shall remain the sole and exclusive property of the Company. The Executive hereby assigns to the Company, in consideration of the payments set forth in Section 3(a) hereof, all of their right, title and interest in and to all such Developments. The Executive shall promptly and fully disclose all future material Developments to the Board of Directors of the Company and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence and take all other actions that are necessary or desirable in the reasonable opinion of the Company to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent and trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All memoranda, notes, lists, drawings, records, files, computer tapes, programs, software, source and programming narratives and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the Business or planned business of the Company or any of its subsidiaries or affiliates shall be the property of the Company or such subsidiaries or affiliates and shall be delivered to the Company or such subsidiaries or affiliates promptly upon the expiration or termination of the Term of Employment.

(c) During the Term of Employment, the Company, its subsidiaries and affiliates shall have the exclusive right to use the Executive's name and image throughout the world in its advertising and promotional materials in connection with the advertising and promotion of the Company, its subsidiaries and affiliates, and their products. After the expiration of the Term of Employment, the Company, its subsidiaries and affiliates shall have the non-exclusive right in perpetuity to use the Executive's name and image throughout the world solely in connection with promotional materials related to the history of the Company, its subsidiaries

and affiliates, and their products. The consideration for such rights is the payments set forth in Section 3(a) hereof. The rights conveyed hereby may be assigned by the Company, its subsidiaries or affiliates to a successor in the interest of the Company or the relevant subsidiary or affiliate or their businesses or product lines.

(d) The provisions of this Section 7 shall, without any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

8. Covenant Not to Compete.

The Executive agrees that during the Executive's employment with the Company or any of its subsidiaries or affiliates and for a period of two (2) years commencing upon the expiration or termination of the Executive's employment for any reason whatsoever ~~other than under Sections 6(c), 6(f), or 6(g)(ii)~~ (the "Non-Compete Period"), the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(a)solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of the Company or of any of its subsidiaries or affiliates to terminate his, her or its employment with the Company or such subsidiary or affiliate, to become employed by any person, firm or corporation other than the Company or such subsidiary or affiliate or approach any such employee, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party (for purposes of this Section 8 (a), the terms "employee," "consultant," "agent" and "independent contractor" shall include any persons with such status at any time during the six (6)months preceding any solicitation in question); or

(b) directly or indirectly engage, participate, or make any financial investment in, or become employed by or render consulting, advisory or other services to or for any person, firm, corporation or other business enterprise, wherever located, which is engaged, directly or indirectly, in competition with the Business or any business of the Company or any of its subsidiaries or affiliates as conducted or any business proposed to be conducted at the time of the expiration or termination of the Executive's employment with the Company and its subsidiaries and affiliates; provided, however, that nothing in this Section 8(b) shall be construed to preclude the Executive from making any investments in the securities of any business enterprise whether or not engaged in competition with the Company or any of its subsidiaries or affiliates, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or on any foreign securities exchange and represent, at the time of acquisition, not more than 3% of the aggregate voting power of such business enterprise.

(c) To ensure that the Company is able to enforce these provisions in Sections 8(a) and (b) above, the Executive and the Company further agree that if such noncompetition and nonsolicitation requirements should be violated during this additional twoyear period after the

Executive's termination of employment, the remedy (determined at the Company's option) shall be either equitable relief (in the form of an injunction to stop the violation), or liquidated damages payable by the Executive to the Company in an amount equal to (a) (i) (A) twenty-four (24) minus (B) the number of full months between the date of Executive's termination and the date of breach ("Months Complied") divided by (ii) 12, times (b) one year's Base Salary in effect at the time of termination. In other words:

$$\frac{\text{Twenty-four (24)} - \text{Months Complied}}{12} \times \text{One Year's Base Salary}$$

If equitable relief is elected by the Company as an alternative to liquidated damages, any equitable relief shall not include any forfeiture or cash refund of monies or benefits. If liquidated damages is elected by the Company, the Company may elect not to pay amounts that would otherwise be payable but for the breach; provided that, the Executive would remain liable to the Company to the extent that the liquidated damages exceeded the amounts not paid by the Company. The foregoing shall have no impact on the operation of the provisions of any other compensation program of the Company or its subsidiaries, including without limitation the Amended and Restated Fiscal 2002 Share Incentive Plan.

9. Specific Performance.

The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the other current or planned businesses of it and its subsidiaries and affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Sections 7 or 8 hereof, the Company and its subsidiaries and affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Section 7 or 8 hereof specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or affiliates from pursuing any other remedies available to it or them for such breach or threatened breach, including the recovery of damages from the Executive. This provision shall, without any limitation as to time, survive the expiration or termination of the Executive's employment hereunder, irrespective of the reason for any termination.

10. Deductions and Withholding.

The Executive agrees that the Company or its subsidiaries or affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

11. Entire Agreement.

Except for the Share Incentive Plan, the Executive's outstanding stock option and other equity-compensation agreements, the Executive Annual Incentive Plan, the Executive Perquisites Program, the Executive Automobile Program, the term life insurance arrangement between the Company and the Executive, the Company's qualified and non-qualified defined benefit pension plans, the Company's qualified defined contribution retirement savings plan and applicable successor plans or agreements, this Agreement embodies the entire agreement of the parties with respect to the Executive's employment, compensation, perquisites and related items and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company or any of its subsidiaries or affiliates, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

12. Waiver.

The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

13. Governing Law; Jurisdiction.

(a) This Agreement shall be subject to, and governed by, the laws of the State of New York applicable to contracts made and to be performed therein, without regard to conflict of laws principles.

(b) Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of New York located in the Borough of Manhattan of the City of New York or in a Federal court located within the Southern District of New York. The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by New York law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

14. Assignability.

The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company to and shall be assumed by and be binding upon any successor to the Company. Unless assumption occurs by operation of law, the Company shall require any successor by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a majority of the operating assets or business of the Company.

15. Severability.

If any provision of this Agreement or any part thereof, including, without limitation, Sections 7 and 8 hereof, as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, or the validity or

enforceability of this Agreement, which shall be given full effect without regard to the invalid or unenforceable part thereof.

If any court construes any of the provisions of Section 7 or 8 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

16. Notices.

All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by telecopier or by courier service providing for next-day or two-day delivery or sent by registered or certified mail, return receipt requested, to the following addresses:

The Company:

The Estée Lauder Companies Inc.
767 Fifth Avenue
New York, New York 10153
Attn: EVP Human Resources
Tel: (212) 572-3755
Fax: (212) 572-3989

The Executive:

Roberto Canevari
Executive Vice President, Global Supply Chain
767 Fifth Avenue
New York, New York 10153

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed given, if delivered personally, upon receipt; if telecopied, when telecopied; if sent by courier service providing for next-day or two-day delivery, the next business day or two business days, as applicable, following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

17. No Conflicts.

The Executive hereby represents and warrants to the Company that their execution, delivery and performance of this Agreement and any other agreement to be delivered pursuant to this Agreement will not (i) require the consent, approval or action of any other person or (ii) violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both, constitute) a default under, any agreement, arrangement or understanding with respect to the Executive's employment to which the Executive is a party or by which the Executive is bound or subject. The Executive hereby agrees to indemnify and hold harmless the Company and its directors, officers, employees, agents, representatives and affiliates (and such affiliates' directors, officers, employees, agents and representatives) from and against any and all losses, liabilities or claims (including interest, penalties and reasonable attorneys' fees, disbursements and related charges) based upon or arising out of the Executive's breach of any of the foregoing representations and warranties.

18. Legal Fees.

Following the execution of this Agreement, the Company shall reimburse Executive up to $15,000 in attorney's fees incurred in the preparation and negotiation of this Agreement, promptly upon submission of relevant invoices. Following a Change of Control, the Company shall reimburse the Executive up to $20,000, in the aggregate, for all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by the Executive in an action (i) by the Executive to obtain or enforce any right or benefit to which the Executive is entitled under this Agreement or (ii) by the Company to enforce a post-termination covenant referred to in Section 7 or 8 against the Executive, in each case, provided that the Executive substantially prevails in such action. Such amount shall be reimbursed to the Executive by the end of the calendar year in which the Executive substantially prevails in such action, based on the date of any settlement, judgment, or other official document evidencing same.

19. Cooperation.

During the Term of Employment and thereafter, Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal therefrom) that relates to events occurring during Executive's employment with the Company.

20. Paragraph Headings.

The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

THE ESTÉE LAUDER COMPANIES INC.

By: *Fabrizio Freda*
Name: Fabrizio Freda
President and Chief Executive Officer Date:

By: *[signature]*

Name: Roberto Canevari
Executive Vice President, Global Supply Chain Date: